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                                RIGEL PHARMACEUTICALS
                     24 WINDSOR DRIVE, HILLSBOROUGH. CA 94010
                               PHONE/FAX: 415-579-4638

January 16, 1997

Dr. Donald G. Payan
24 Windsor Drive
Hillsborough, CA 94010

RE: EMPLOYMENT AGREEMENT

Dear Don:

     Rigel Pharmaceuticals, Inc. (the "Company") is pleased to offer you the position of Vice President Research and Chief Operating Officer of the Company beginning January 16, 1997 ("Effective Date") on the terms set forth below (the "Agreement").

     As Vice President Research and COO, you will perform the duties customarily associated with this position, and such duties as may be assigned to you by the Company's President and CEO. Of course, the Company may change your position, duties and work location from time to time, as it deems necessary.

Your annual salary will be $185,000 ("Base Salary"), less standard deductions and withholdings, paid semi-monthly. You will be expected to work as required to complete your job duties.

     In addition, upon formal approval by the Board, the Company will issue to you 750,000 shares of Company founders common stock as described in the Company's Stock Purchase Agreement (the "Founders Stock"). This Founders Stock will be subject to the repuchase provisions contained in the Stock Purchase Agreement (the "Purchase Option"). If your employment with the Company is terminated without cause within three years, then the Founders Stock which remains subject to the Purchase Option will immediately lapse according to the following: (i) in the event at least one-third (1/3) of the Founders Stock remains subject to the Purchase Option, then the Purchase Option shall lapse with respect to one-third (1/3) of the Founders Stock; or
(ii) in the event less than one-third (1/3) of the Founders Stock remains subject to the Purchase Option, then the Purchase Option shall lapse with respect to all such Founders Stock.

        In addition to your salary and equity compensation, on the Effective Date the Company will provide you with sick and vacation leave, medical and dental insurance coverage, and any other benefits consistent with Company policy for exempt, full-time employees. Details about these benefits are available for your review. The Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.


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Dr. Donald G. Payan
January 16, 1997
Page 2

     The Company agrees to reimburse you for reasonable documented business expenses pursuant to Company policy.

     You will be expected to abide by all of the Company's policies and procedures. As a condition of your employment, you also agree to sign and comply with the Company's Proprietary Information and Inventions Agreement (attached hereto as Exhibit A).

     By accepting this offer, you represent and warrant that you are not a parry to any agreement with any third party or prior employer which would conflict with or inhibit your performance of your duties with the Company.

     Either you or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer of the Company. If the Company terminates your employment without cause, the Company will make severance payments to you in the form of continuation of your base salary in effect on the Effective Date for one (1) year following your separation from the Company. These payments will be made on the Company's ordinary payroll dates, and will be subject to standard payroll deductions and withholdings. In the event of such termination, you will not be entitled to any additional compensation or benefits beyond what is provided in this paragraph and in the paragraph above relating to acceleration of Founders Stock vesting. If you resign or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive no severance benefits. For purposes of this Agreement, "cause" shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) material breach of the Company's policies; (iv) damage to the Company's property; (v) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (vi) conduct by you which in the good faith and reasonable determination of the Board demonstrate s gross unfitness to serve.

     You agree that, for one (1) year following the termination of your employment with the Company, you will not personally initiate or participate in the solicitation of any employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates in order to become an employee for any other person or business entity.

     To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims), with the sole exception of those dispute, which may arise from your Proprietary Information and inventions Agreement, arising from or regarding your employment


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Dr. Donald G. Payan
January 16, 1997
Page 3

or the termination thereof, or the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration under the then-existing Rules of Practice and Procedure of Judicial Arbitration and Mediation Services, Inc., which shall be conducted in San Francisco, California.

     This Agreement, including Exhibit A constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and shall be deemed drafted by both parties.

     As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

     If you choose to accept our offer under the terms described above, please sign below and return this letter to me.

     We look forward to a productive and enjoyable work relationship.

                              Very truly yours,

                              RIGEL PHARMACEUTICALS, INC.



                              By:  /s/James M. Gower
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                                   James M. Gower



ACCEPTED BY:   /s/Donald G. Payan
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               Donald G. Payan

DATE:              1/16/97
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